                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)


                                                                                For the Years Ended December 31,
                                                            -----------------------------------------------------------------------
                                                               2003           2002           2001           2000           1999
                                                            -----------    -----------    -----------    -----------    -----------
Earnings
Income/(loss) before income taxes, minority interest and
     change in accounting................................   $    (1,191)   $      (133)   $      (175)   $       424    $     1,172
Earnings of non-consolidated affiliates .................           (55)           (44)           (24)           (56)           (47)
Cash dividends received from non-consolidated affiliates             35             16             12             17             24
Fixed charges ...........................................           126            139            174            215            173
Capitalized interest, net of amortization ...............             3              1             (2)            (3)            (1)
                                                            -----------    -----------    -----------    -----------    -----------
     Earnings ...........................................   $    (1,082)   $       (21)   $       (15)   $       597    $     1,321
                                                            ===========    ===========    ===========    ===========    ===========

Fixed Charges
Interest and related charges on debt ....................   $        97    $       109    $       139    $       176    $       149
Portion of rental expense deemed to be interest .........            29             30             35             39             24
                                                            -----------    -----------    -----------    -----------    -----------
     Fixed charges ......................................   $       126    $       139    $       174    $       215    $       173
                                                            ===========    ===========    ===========    ===========    ===========

Ratios
Ratio of earnings to fixed charges* .....................           N/A            N/A            N/A            2.8            7.6

----------
* For the years ended December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by $1,208 million, $160 million and $189 million, respectively, resulting in a ratio of less than one.